Exhibit 4.21


               SECOND AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

     THIS SECOND AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT (the "Amendment"), dated as of August 9, 2002, by and between EP MEDSYSTEMS, INC., a New Jersey corporation (the "Company"), and FUSION CAPITAL FUND II, LLC (the "Buyer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Common Stock Purchase Agreement.

     WHEREAS, the parties hereto are parties to a Common Stock Purchase Agreement dated as of June 11, 2001 (as amended by a First Amendment to Common Stock Purchase Agreement dated as of June 27, 2002, the "Common Stock Purchase Agreement");

     WHEREAS, pursuant to the Common Stock Purchase Agreement, the Buyer has agreed to purchase, and the Company has agreed to sell up to $10,000,000 of the Common Stock all in accordance with the terms and conditions of the Common Stock Purchase Agreement;

     WHEREAS, the parties desire to amend certain provisions of the Common Stock Purchase Agreement as provided herein;

     NOW,  THEREFORE,   in  consideration  of  the  agreements,   covenants  and
considerations contained herein, the parties hereto agree as follows:

     1.   Amendments.
          ----------

          (a) Section 1(d)(iii) of the Common Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

          "(iii) Purchase Price Floor. The Company shall not effect any sales under this Agreement and the Buyer shall not have the right to purchase shares of Common Stock under this Agreement on any trading day where the Purchase Price for any purchase of Purchase Shares would be less than the Floor Price. "Floor Price" means $1.00 per share; provided, however, that the Floor Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction."

          (b) The term "Transaction Documents" shall be deemed to include this Amendment for all purposes under the Common Stock Purchase Agreement.

     2. Effect of Amendment/Incorporation of Certain Provisions. Except as amended as set forth above, the Common Stock Purchase Agreement shall continue in full force and effect. The provisions set forth in Section 11 of the Common Stock Purchase Agreement are hereby incorporated by reference into this Amendment.
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     IN WITNESS  WHEREOF,  the Buyer and the  Company  have  caused  this Second
Amendment to Common Stock Purchase Agreement to be duly executed as of the date first written above.


                                THE COMPANY:
                                -----------

                                EP MEDSYSTEMS, INC.



                                By: /s/ Reinhard Schmidt
                                   ---------------------------------------------
                                   Name: Reinhard Schmidt
                                   Title: President and Chief Operating Officer


                                BUYER:
                                -----

                                FUSION CAPITAL FUND II, LLC
                                BY: FUSION CAPITAL PARTNERS, LLC
                                BY: SGM HOLDINGS CORP.



                                By: /s/ Steven G. Martin
                                   ---------------------------------------------
                                   Name: Steven G. Martin
                                   Title: President




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